Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-286578, No. 333-141671, and No. 333-176408) of Central Garden & Pet Company of our report dated June 13, 2025, relating to the financial statements and supplemental information of the Central Garden & Pet Company Investment Growth Plan (the Plan) appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2024.

/s/ Moss Adams LLP

Seattle, Washington
June 13, 2025